Exhibit 99.1(a)

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Harmony Merger Corp. and MUNDOmedia Agree to Combine

NEW YORK & TORONTO—(BUSINESS WIRE)—Harmony Merger Corp. (NASDAQ:HRMN, HRMNU and HRMNW) (“Harmony”) and privately-held MUNDOmedia (“Mundo”) today jointly announced that they have entered into a plan of reorganization whereby Mundo will become a publicly listed company through a combination with Harmony. The transaction is expected to close in March of 2017.

Harmony’s CEO, Eric Rosenfeld said, “Mundo is a leader in the digital advertising space and its unique technology enhanced Key Performance Indicator, or KPI driven approach to solving its customers advertising needs has driven its tremendous growth and profitability since inception.” Mr. Rosenfeld continued, ‘We believe that this transaction represents a significant discount to Mundo’s intrinsic value.”

Mundo Overview

●	A global leader in performance-based, data-driven customer acquisition and monetization

●	Uses proprietary technology and big data generated from managing 16,000 unique advertising campaigns annually to maximize returns for its advertising and publishing clients

●	Offers a flexible cost per engagement / cost per install performance based customer acquisition model

●	Mundo’s databases analyze over 4 billion interactions monthly and acquired over 85 million users for its advertising customers in 2016

●	Serves customers worldwide from its headquarter in Toronto, Canada, and offices in Luxembourg and Beijing

●	Since its founding in 2009, Mundo has not raised any outside equity capital and has been profitable since inception

Mundo is a global leader in data-driven digital marketing, that helps large brands grow their business by connecting them to an engaged global audience at the moment of greatest opportunity with a suite of proprietary technology powered by data. Mundo reaches more than four billion users per month, offering a single point of access to digital supply channels in 182 countries worldwide. The MUNDOTrack platform utilizes rich audience data segments and granular targeting capabilities to deliver unparalleled control and real-time analytical insights. Mundo’s technology empowers its advertising partners to create millions of mobile connections with key audience segments.

The Transaction

Upon the consummation of the transactions contemplated by the plan of reorganization, Harmony shall cease to be a Delaware corporation and will combine with Mundo in an amalgamation whereby a newly formed Canadian company (“New Mundo”) shall operate as the new public company.

The current shareholders of Mundo, in exchange for all Mundo’s outstanding shares immediately prior to the transactions, will receive:

●	$111.5 million of New Mundo common shares,

●	$25.0 million in cash; and

●	Up to an additional $28.5 million in New Mundo stock (valued at $10.20 per share) over the next 2 years, if the following net income or stock price targets are met:

Contingent Consideration Schedule

	Net Income Traget[1]	Stock Price Target	Contingent Value	Contingent Shares
Fiscal Year Ending December 31, 2017	$15,250,000	$12.00	$14,250,000	1,397,059
Fiscal Year Ending December 31, 2018	$21,500,000	$15.00	$14,250,000	1,397,059
Cumulative Target[1]	$36,750,000		$28,500,000	2,794,118

1 Net income targets are cliff targets.

The New Mundo shares issued to the Mundo shareholders in the transaction will be subject to lockup provisions identical to those applicable to Harmony’s founders (12 months, with 50% subject to potential early release). Following the transaction, the board of directors of New Mundo will consist of seven members. Ross Levinsohn will remain Executive Chairman of the company, four members will be nominated by Mundo’s current shareholders and two will be nominated by Harmony.

The closing of the transaction is subject to approval by the stockholders of Harmony, Harmony having net tangible assets of at least $5,000,001 upon closing of the transaction and certain other customary closing conditions for transactions of this nature.

Eric Rosenfeld, Chairman and CEO of Harmony, commented, ‘We are pleased that Harmony’s Board of Directors, as well as our Special Advisor, Joel Greenblatt, unanimously approved this transaction. We believe that Mundo is without parallel in its sector, making it an extremely attractive partner. Mundo has a very appealing growth profile and a compelling valuation. We expect that its numerous competitive advantages will enable the company to continue to prosper.”

Joel Greenblatt, Harmony’s Special Advisor, said, “An attractive valuation, an experienced management team and a global leader in its sector are some of the attributes that make this a unique investment opportunity. This is a quality company with significant growth prospects and I am excited about its future.”

Jason Theofilos, Mundo’s Founder and CEO, stated, “This transaction will empower Mundo to accelerate its vision to become the global partner of choice for tier one brands as we continue executing on our strategy through impressive organic growth and acquisition expansion.”

Ross Levinsohn, Mundo’s Executive Chairman, stated, “The growing importance of precision marketing plays squarely in the favor of Mundo Media’s business model. Every day the chorus grows louder from marketers to substantiate value for every dollar spent — Mundo excels at delivering results and quality experiences.”

For the purposes of this transaction, Harmony is being represented by Graubard Miller and McCarthy Tetrault LLP and Mundo is being represented by Dorsey & Whitney LLP and Gowling WLG. William Blair is acting as financial advisor to Mundo in this transaction. For additional information on the transaction, see Harmony’s Current Report on Form 8-K, which will be filed promptly and which can be obtained, without charge, at the Securities and Exchange Commission’s intemet site (http://www.sec.gov). Mundo’s website is http://www.mundomedia.com.

Conference Call

Eric S. Rosenfeld, Harmony’s Chairman and CEO, Jason Theofilos, Mundo’s Founder and CEO, and Ross Levinsohn, Mundo’s Executive Chairman, will host a conference call on Monday, January 9, 2017, at 10:00 am Eastern Time to discuss the transaction. Interested parties may listen to the call by dialing (973) 413-6102 and conference code 914207 approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Harmony Merger Corp. conference call. If you are unable to listen to the live call, the conference call will be archived for 90 days and can be accessed by dialing (973) 528-0005 and conference code 914207.

About Harmony Merger Corp.

Harmony was incorporated in Delaware on May 21, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. On March 27, 2015, Harmony consummated its initial public offering (“IPO”) of 11,500,000 units, each unit consisting of one share of common stock and one warrant to purchase one common share, generating gross proceeds of $115,000,000 and net proceeds of $112,605,665 after deducting $2,394,335 of transaction costs paid at closing (up to an additional $4,325,000 of deferred underwriting expenses may be paid upon the completion of a business combination). In addition, Harmony generated gross and net proceeds of $5,585,000 from a private placement (the “Private Placement”) of units (“Private Units”) to certain of the initial stockholders of Harmony prior to the IPO and Cantor Fitzgerald & Co., the representative of the underwriters in the IPO (“Cantor”). Following the closing of the IPO and the Private Placement on March 27, 2015, an amount of $117,300,000 (or $10.20 per share sold to the public in the Offering included in the Units (“Public Shares”)) from the sale of the Units and Private Units was placed in a trust account (Trust Account”) and invested in U.S. treasuries or United States bonds having a maturity of 180 days or less or money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The $117,300,000 placed into the Trust Account may not be released until the earlier of (i) the consummation of Harmony’s initial business combination and (ii) Harmony’s failure to consummate a business combination within the prescribed time. As of December 31, 2016, Harmony held approximately $117.5 million in the Trust Account.

Harmony and its directors and executive officers, as well as Cantor, may be deemed to be participants in the solicitation of proxies for the special meeting of Harmony stockholders to be held to approve the business combination. Stockholders are advised to read, when available, Harmony’s preliminary proxy statement/registration statement and definitive proxy statement/registration statement in connection with the solicitation of proxies for the special meeting because these statements will contain important information. The definitive proxy statement/registration statement will be mailed to stockholders as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain a copy of the proxy statement/registration statement, without charge, by directing a request to: Harmony Merger Corp., 777 Third Avenue, 37th Floor, New York, NY 10017. The preliminary proxy statement/registration statement and definitive proxy statement/registration statement, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s intemet site (http://www.sec.gov).

Safe Harbor Language

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Mundo’s and Harmony’s managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Mundo’s business. These risks, uncertainties and contingencies include: business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which Mundo is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of digital advertising services; general economic conditions; geopolitical events and regulatory changes; the possibility that the business combination does not close, including due to the failure to receive required security holder approvals or the failure of other closing conditions; and other factors set forth in Harmony’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that certain of Mundo’s financial results are unaudited and do not conform to SEC Regulation S-X and as a result such information may fluctuate materially depending on many factors. Accordingly, Mundo’s financial results in any particular period may not be indicative of future results. Neither Harmony nor Mundo is under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts

Harmony Merger Corp.

David Sgro, 212-319-7676

Chief Operating Officer

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